Exhibit 99
Cooper Tire & Rubber Company Announces
Results of Fixed Spread Tender Offer
Findlay, Ohio, December 13, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that its tender offer to purchase up to $175.0 million in aggregate principal amount of its outstanding 7 3/4% Notes due 2009, 7 5/8% Notes due 2027, and 8% Notes due 2019 (together, the “Notes”) expired today at 5:00 p.m., New York City time (the “Expiration Date”). The tender offer was made upon the terms, and subject to the conditions, set forth in the Offer to Purchase dated November 14, 2005 and in the related Letter of Transmittal.
According to Global Bondholder Services Corporation, the depositary and information agent for the tender offer (the “Depositary”), $61,558,000 in aggregate principal amount of 7 3/4% Notes were validly tendered and not withdrawn prior to the Expiration Date. Cooper Tire has accepted for payment all of the tendered 7 3/4% Notes.
According to the Depositary, $72,020,000 in aggregate principal amount of 7 5/8% Notes were validly tendered and not withdrawn prior to the Expiration Date. Cooper Tire has accepted for payment all of the tendered 7 5/8% Notes.
Finally, $71,937,000 in aggregate principal amount of 8% Notes were validly tendered and not withdrawn prior to the Expiration Date, according to the Depositary. Cooper Tire has accepted for payment $41,422,000 in aggregate principal amount of the tendered 8% Notes. The offer for the 8% Notes is subject to proration as described in the Offer to Purchase at a proration factor of 57.62%.
Cooper Tire expects that it will pay for the Notes purchased pursuant to the tender offer in same-day funds on December 15, 2005 (the “Settlement Date”). On the Settlement Date, Cooper Tire will pay holders who validly tendered and did not withdraw their Notes at or prior to 5:00 p.m., New York City time, on November 29, 2005 (the “Early Tender Time”) the total consideration (the “Total Consideration”) of $1,008.71 for each $1,000 principal amount of 7 3/4% Notes accepted for purchase, $893.20 for each $1,000 principal amount of 7 5/8% Notes accepted for purchase, and $965.36 for each $1,000 principal amount of 8% Notes accepted for purchase, plus, in each case, accrued and unpaid interest up to, but not including, the Settlement Date. The Total Consideration includes an early tender premium of $30 per $1,000 principal amount of Notes tendered.
On the Settlement Date, Cooper Tire will pay holders who validly tendered and did not withdraw their Notes after the Early Tender Time but at or prior to the Expiration Date the applicable Total Consideration minus the early tender premium, which will result in tender offer consideration of $978.71 for each $1,000 principal amount of 7 3/4% Notes accepted for purchase, $863.20 for each $1,000 principal amount of 7 5/8% Notes accepted for purchase, and $935.36 for each $1,000 principal amount of 8% Notes accepted for purchase, plus, in each case, accrued and unpaid interest up to, but not including, the Settlement Date.
Cooper Tire retained Banc of America Securities LLC to serve as Dealer Manager for the tender offer.

This press release is not an offer to purchase any Notes, which was made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal and in accordance with applicable securities laws. This press release shall not constitute a notice of redemption of any Notes.
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture and sales of passenger car, light truck and medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com.
Company Contact: Roger Hendriksen, (419) 427-4768